As filed with the Securities and Exchange Commission on October 9, 2012

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Garrison Capital Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-4092902
(State of incorporation or organization)	(IRS Employer Identification No.)

1350 Avenue of the Americas New York, New York	10019
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this Form relates:	333-173026 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of Exchange on which class is to be registered
Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are shares of common stock, par value $0.001, of Garrison Capital Inc. (the “Company”). All shares of the Company’s common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of the Company’s common stock if, as and when authorized by the board of directors and declared by the Company out of funds legally available therefrom. Shares of the Company’s common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by U.S. federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of the Company, each share of common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company’s common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of the Company’s directors, and holders of less than a majority of such shares will not be able to elect any director.

The description of the common stock contained in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission, as amended from time to time (the “Registration Statement”), and any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby incorporated by reference herein.

Item 2.	Exhibits

The following exhibits to this Registration Statement have been filed as exhibits to the Company’s Registration Statement and are hereby incorporated herein by reference:

3.1	Form of Certificate of Incorporation (Incorporated by reference to Exhibit No. (a)(2) of Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (Registration No. 333-173026)).
3.2	Form of Bylaws (Incorporated by reference to Exhibit No. (b)(2) of Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (Registration No. 333-173026)).
4.1	Form of Stock Certificate (Incorporated by reference to Exhibit No. (d) of Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (Registration No. 333-173026)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 9, 2012	GARRISON CAPITAL INC.

By: /s/ Brian Chase Name: Brian Chase Title: Chief Financial Officer